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                                                                   EXHIBIT 10.25


                      SERVICE CORPORATION INTERNATIONAL

                     AMENDMENT TO THE 1996 INCENTIVE PLAN



     AMENDMENT, dated as of November 13, 1997, to the Service Corporation International 1996 Incentive Plan, as amended on February 12, 1997 (the "1996 Plan").


     1. The 1996 Plan is hereby amended effective as of the date hereof, as follows:

     The first paragraph of Article V, Section 5.5, is hereby amended and restated in its entirety as follows:

     Options shall be exercised by the delivery of written notice to the Company setting forth the number of shares with respect to which the Option is to be exercised, together with: (a) cash, check, certified check, bank draft, or postal or express money order payable to the order of the Company for an amount equal to the Option Price of the shares, (b) Stock at its Fair Market Value equal to the Option Price of the shares on the date of exercise, (c) an executed attestation form acceptable to the Company attesting to ownership of Stock at its Fair Market Value equal to the Option Price of the shares on the date of exercise, and/or (d) any other form of payment which is acceptable to the Committee, and specifying the address to which the certificates for the shares are to be mailed. As promptly as practicable after receipt of written notification and payment, the Company shall deliver to the Employee certificates for the number of shares with respect to which the Option has been exercised, issued in the Employee's name. If shares of Stock are used in payment, the Fair Market Value of the shares of Stock tendered must be less than the Option Price of the shares being purchased, and the difference must be paid by check. Delivery shall be deemed effected for all purposes when the Company or a stock transfer agent of the Company shall have deposited the certificates in the United States mail, addressed to the optionee, at the address specified by the Employee.